Exhibit 99.1

THIS ANNOUNCEMENT CONTAINS INSIDE INFORMATION

VAALCO ENERGY DECLARES QUARTERLY DIVIDEND

HOUSTON – August 8, 2022 – VAALCO Energy Inc. (NYSE: EGY; LSE: EGY) ("VAALCO" or the "Company") announces its quarterly cash dividend of $0.0325 per share of common stock for the third quarter of 2022 ($0.13 annualized), which is payable September 23, 2022 to stockholders of record at the close of business on August 24, 2022. Future declarations of quarterly dividends and the establishment of future record and payment dates are subject to approval by the Board of Directors.

George Maxwell, VAALCO’s Chief Executive Officer, commented, "Returning value to shareholders is key to our strategic vision and we believe that it is important for E&P companies to demonstrate a commitment to shareholder returns. As we recently disclosed, upon closing of the proposed strategic combination of VAALCO with TransGlobe Energy, we plan to nearly double our target annualized dividend to $0.25 per share annually, with payments to be made quarterly, and the first payment to be made in the first quarter post completion. We have a premier asset at Etame generating strong operational results, which coupled with strong pricing, has allowed us to return meaningful cash to shareholders. The combination with TransGlobe should enable us to significantly increase our dividend as a result of the enhanced cash flow generation of the Combined Company."

About VAALCO

VAALCO, founded in 1985, is a Houston, USA based, independent energy company with production, development and exploration assets in the West African region.

The Company is an established operator within the region, holding a 63.6% participating interest in the Etame Marin block, located offshore Gabon, which to date has produced over 126 million barrels of crude oil and of which the Company is the operator.

For Further Information

VAALCO Energy, Inc. (General and Investor Enquiries)	+00 1 713 623 0801
Website:	www.vaalco.com

Al Petrie Advisors (US Investor Relations)	+00 1 713 543 3422
Al Petrie / Chris Delange

Buchanan (UK Financial PR)	+44 (0) 207 466 5000
Ben Romney / Jon Krinks /Chris Judd	VAALCO@buchanan.uk.com

Forward Looking Statements

This document includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this document that address activities, events, plans, expectations, objectives or developments that VAALCO expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements may include statements related to the proposed combination and its expected terms and benefits, timing and closing, the impact of the COVID-19 pandemic, including the recent sharp decline in the global demand for and resulting global oversupply of crude oil and the resulting steep decline in oil prices, production quotas imposed by Gabon, disruptions in global supply chains, quarantines of our workforce or workforce reductions and other matters related to the pandemic, well results, wells anticipated to be drilled and placed on production, future levels of drilling and operational activity and associated expectations, the implementation of the Company’s business plans and strategy, prospect evaluations, prospective resources and reserve growth, its activities in Equatorial Guinea, expected sources of and potential difficulties in obtaining future capital funding and future liquidity, its ability to restore production in non-producing wells, our ability to find a replacement for the FPSO or to renew the FPSO charter, future operating losses, future changes in crude oil and natural gas prices, future strategic alternatives, future and pending acquisitions, capital expenditures, future drilling plans, acquisition and interpretation of seismic data and costs thereof, negotiations with governments and third parties, timing of the settlement of Gabon income taxes, and expectations regarding processing facilities, production, sales and financial projections. These statements are based on assumptions made by VAALCO based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond VAALCO’s control. These risks include, but are not limited to, crude oil and natural gas price volatility, the impact of production quotas imposed by Gabon in response to production cuts agreed to as a member of OPEC, inflation, general economic conditions, the outbreak of COVID-19, the Company’s success in discovering, developing and producing reserves, production and sales differences due to timing of liftings, decisions by future lenders, the risks associated with liquidity, lack of availability of goods, services and capital, environmental risks, drilling risks, foreign regulatory and operational risks, and regulatory changes.

Dividends of VAALCO beyond the third quarter of 2022 have not yet been approved or declared by the board of directors of VAALCO. VAALCO management’s expectations with respect to future dividends and annualized dividends are forward-looking statements. Investors are cautioned that such statements with respect to future dividends are non-binding. The declaration and payment of future dividends remains at the discretion of the board of directors of VAALCO and will be determined based on VAALCO’s financial results, balance sheet strength, cash and liquidity requirements, future prospects, crude oil and natural gas prices, and other factors deemed relevant by the board of directors of VAALCO. The board of directors of VAALCO reserves all powers related to the declaration and payment of dividends. Consequently, in determining the dividend to be declared and paid on VAALCO common stock, the board of directors of VAALCO may revise or terminate the payment level at any time without prior notice. Per share amounts for VAALCO’s target dividend assuming closing or the proposed combination are calculated based on each of VAALCO’s and TransGlobe Energy Corporation’s (“TransGlobe”) vested and outstanding shares as of July 13, 2022, the date the two companies entered into an arrangement agreement related to the proposed combination.

Investors are cautioned that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. VAALCO disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Important Information About the Proposed Combination and Where to Find It

In connection with the proposed combination, VAALCO intends to file preliminary and definitive proxy statements with the Securities and Exchange Commission (“SEC”). The preliminary and definitive proxy statements and other relevant documents will be sent or given to the stockholders of VAALCO as of the record date established for voting on the proposed combination and will contain important information about the proposed combination and related matters. Stockholders of VAALCO and other interested persons are advised to read, when available, the preliminary proxy statement and any amendments thereto and, once available, the definitive proxy statement, in connection with VAALCO’s solicitation of proxies for the meeting of stockholders to be fheld to approve, among other things, the issuance of shares of VAALCO’s common stock in connection with the proposed combination because the proxy statement will contain important information about VAALCO, TransGlobe and the proposed combination. When available, the definitive proxy statement will be mailed to VAALCO’s stockholders as of a record date to be established for voting on the proposed combination. Stockholders will also be able to obtain, without charge, copies of (i) the proxy statement, once available, (ii) the other filings with the SEC that have been incorporated by reference into the proxy statement and (iii) other filings containing information about VAALCO, TransGlobe and the proposed combination, at the SEC’s website at www.sec.gov or by directing a request to: VAALCO, 9800 Richmond Avenue, Suite 700, Houston, TX 77042 , Attention: Secretary, telephone: +1 713-623-0801

Participants in the Solicitation

VAALCO, TransGlobe and their respective directors and executive officers may be deemed participants in the solicitation of proxies from VAALCO’s stockholders in connection with the proposed combination. VAALCO’s stockholders and other interested persons may obtain, without charge, more detailed information (i) regarding the directors and officers of VAALCO in VAALCO’s 2021 Annual Report on Form 10-K filed with the SEC on March 11, 2022, its proxy statement relating to its 2022 Annual Meeting of Stockholders filed with the SEC on April 22, 2022 and other relevant materials filed with the SEC when they become available; and (ii) regarding TransGlobe’s directors and officers in TransGlobe’s 2021 Annual Information Form, which is attached as Exhibit 99.1 to Form 40-F, filed with the SEC on March 17, 2022 and other relevant materials filed with the SEC when they become available. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies to VAALCO’s stockholders in connection with the proposed combination will be set forth in the proxy statement for the proposed combination when available. Additional information regarding the interests of participants in the solicitation of proxies in connection with the proposed combination will be included in the proxy statement that VAALCO intends to file with the SEC.

No Offer or Solicitation

This annoucement shall not constitute a solicitation of a proxy, consent or authorization with respect to any securities or in respect of the proposed combination. This annoucement is for information purposes only and shall not constitute a recommendation to participate in the proposed combination or to purchase any securities. This annoucement does not constitute an offer to sell or issue, or the solicitation of an offer to buy, acquire or subscribe for any securities in any jurisdiction, nor shall there be any sale of securities in any states or jurisdictions in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of section 10 of the Securities Act, or by means of a prospectus approved by the Financial Conduct Authority, or an exemption therefrom.

Inside Information

This announcement contains inside information as defined in Regulation (EU) No. 596/2014 on market abuse which is part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018 (“MAR”) and is made in accordance with the Company’s obligations under article 17 of MAR. The person responsible for arranging the release of this announcement on behalf of VAALCO is Michael Silver, Corporate Secretary of VAALCO.